Exhibit 99.5

Valassis to Acquire MaxPoint Interactive for $13.86 per Share in Cash

Acquisition Enhances Valassis Digital’s Targeting, Personalization and Measurement Capabilities

LIVONIA, Michigan and RALEIGH, North Carolina, August 28, 2017 -- Valassis, a leader in intelligent media delivery, today announced that it has reached a definitive agreement, through its parent company Harland Clarke Holdings, to acquire MaxPoint Interactive (NASDAQ: MXPT), a leading digital marketing technology company. MaxPoint provides an industry-leading data management platform that fuels superior display advertising and in-store campaign solutions for advertising clients.
The acquisition of MaxPoint reflects Valassis’ continued commitment to enhance its portfolio of multi-channel delivery solutions. Valassis drives measurable media solutions for clients to engage and influence consumers wherever they plan, shop, buy or share. Valassis’ wholly owned subsidiary, Valassis Digital, offers industry proven digital solutions including mobile and desktop display, video, social, digital coupons, retailer offers, search, and email marketing solutions to drive online engagement.
MaxPoint has provided its industry-leading solutions to a strong and diverse client base, including each of the top 20 leading national advertisers and each of the top 10 advertising agencies in the United States. MaxPoint’s client base is a perfect complement to Valassis’ more than 58,000 advertiser clients while adding penetration into industry verticals such as financial services, healthcare and automotive. In addition, MaxPoint’s innovative location-powered technology will assist in delivering both print and digital advertising campaigns across multiple devices with precise relevance to the same customer.
“The acquisition of MaxPoint, following on the recent acquisition of RetailMeNot, is another key transaction that will significantly increase our digital presence. It will create greater strength in managing integrated media delivery campaigns for the world’s largest consumer products companies, retailers and agencies,” said Victor Nichols, CEO of Harland Clarke Holdings. “This will result in operating efficiencies and deeper digital expertise that will provide more effective solutions for our global clients as well as the tens of thousands of small and medium-sized businesses we serve.”
“MaxPoint’s exceptional entrepreneurial team and digital advertising solutions will be a strong complement to our team and industry leading solutions. Combining MaxPoint’s rich consumer intelligence with Valassis’ robust data and analytics capabilities will help deliver more personalization, targeting and measurement at unmatched scale,” said Cali Tran, President, Valassis Digital. “Together, we will have a world class research and development team to create leading technology solutions that will help advertisers drive higher performance with their media strategies.”
“This marks a great milestone for MaxPoint, our clients and our stockholders,” said Joe Epperson CEO, MaxPoint. “The combined team with our strong technical capabilities and client focused expertise will be second to none in the industry. As one team we’ll bring proven digital media solutions along with a simplified buying process to our clients.”
Under the agreement, Harland Clarke Holdings, a wholly owned subsidiary of MacAndrews & Forbes Incorporated and owner of Valassis, will acquire all of the outstanding shares of MaxPoint for $13.86 per share in cash. The transaction, which has been unanimously approved by MaxPoint’s Board of Directors, has an equity value of approximately $95 million. MaxPoint’s top 3 stockholders have signed support agreements reflecting their commitment to this transaction and intent to tender their shares in the tender offer.
The transaction will be effected through a tender offer for all of the outstanding shares of MaxPoint followed by a merger at the same price per share. The transaction is expected to close in the fourth quarter of 2017. Upon completion of the transaction, MaxPoint will become a privately held company and MaxPoint’s outstanding shares will no longer be listed on any public market. In light of the transaction, MaxPoint will not provide earnings guidance going forward.

Kirkland & Ellis LLP is serving as legal advisor to Harland Clarke Holdings. Cleary Gottlieb Steen & Hamilton LLP is serving as legal advisor to Harland Clarke Holdings for financing matters.
Goldman Sachs is serving as financial advisor and Gunderson Dettmer Stough Villeneuve Franklin & Hachigian, LLP is serving as legal advisor to MaxPoint in connection with the transaction.
About Valassis
Valassis is a leader in intelligent media delivery, providing over 58,000 clients with innovative media solutions to influence consumers wherever they plan, shop, buy and share. By integrating online and offline data combined with powerful insights, Valassis precisely targets its clients’ most valuable shoppers, offering unparalleled reach and scale. The Valassis Digital Division offers a powerful and industry proven suite of digital solutions including, but not limited to, mobile and desktop display, video, social, digital coupons, retailer offers, search, and email marketing solutions to drive online engagement to acquire and influence consumers on their path to purchase. NCH Marketing Services, Inc. and Clipper Magazine are Valassis subsidiaries, and RedPlum® is its consumer brand. Its signature Have You Seen Me?® program delivers hope to missing children and their families. As wholly owned subsidiaries of Harland Clarke Holdings, Valassis and RetailMeNot, a leading destination for digital savings, are partnering to connect retailers and consumers through meaningful digital, mobile and print promotions.
About Harland Clarke Holdings

Harland Clarke Holdings is comprised of companies focused on optimizing client relationships through multiple channels by enabling them to acquire, retain and grow their customer base. Its major business units, Valassis, RetailMeNot, Harland Clarke and Scantron are recognized as leading providers of marketing services, transaction solutions, education services and intelligent media delivery that create millions of customer touch points annually for their clients. Harland Clarke Holdings is a wholly owned subsidiary of MacAndrews & Forbes Incorporated.
About MaxPoint

MaxPoint is a marketing technology company that generates hyperlocal intelligence to optimize brand and retail performance. We provide a platform for brands to connect the digital world with the physical world through hyperlocal execution, measurement, and consumer insights.
The company’s proprietary Digital Zip® technology and the MaxPoint Intelligence Platform™ predict the most likely buyers of a specific product at a particular retail location and then execute cross-channel digital marketing programs to reach these buyers. For more information, visit maxpoint.com.
Contact Information
For MaxPoint:
Media Contact:
Patrick Foarde
Ketchum for MaxPoint
patrick.foarde@ketchum.com
(404) 879-9254

Investor Relations Contact:
Denise Garcia
ir@maxpoint.com
(800) 916-9960

For Harland Clarke Holdings:

Media Contact:
Debbie Serot
Debbie.serot@harlandclarke.com
(210) 697-6239

For MacAndrews & Forbes Incorporated:

Media Contact:
Josh Vlasto
jvlasto@mafgrp.com
(212) 572-5969

Forward-looking Statements

Statements in this document that are not strictly historical, including statements regarding the proposed acquisition, the expected timetable for completing the transaction, future financial and operating results, benefits and synergies of the transaction, future opportunities for the combined businesses and any other statements regarding events or developments that we believe or anticipate will or may occur in the future, may be “forward-looking” statements within the meaning of the federal securities laws, and involve a number of risks and uncertainties. There are a number of important factors that could cause actual events to differ materially from those suggested or indicated by such forward-looking statements and you should not place undue reliance on any such forward-looking statements. These factors include risks and uncertainties related to, among other things: general economic conditions and conditions affecting the industries in which Harland Clarke, Valassis and MaxPoint operate; the uncertainty of regulatory approvals; the parties’ ability to satisfy the tender offer conditions and conditions to the merger agreement and consummate the transaction and the timing thereof; the availability of financing on attractive terms or at all; the ability to realize anticipated growth; MaxPoint’s performance and maintenance of employee, customer and other important business relationships; and the risk that stockholder litigation in connection with the transaction may result in significant costs of defense, indemnification and liability. Additional information regarding the factors that may cause actual results to differ materially from these forward-looking statements is available in MaxPoint’s filings with the Securities and Exchange Commission (the “SEC”), including its Annual Report on Form 10-K for the year ended December 31, 2016 and Quarterly Report on Form 10-Q for the quarter ended June 30, 2017. The forward-looking statements made herein speak only as of the date hereof and none of Harland Clarke, Valassis or MaxPoint, or any of their respective affiliates, assumes any obligation to update or revise any forward-looking statement, whether as a result of new information, future events and developments or otherwise, except as required by law.
Additional Information and Notice to Investors

This announcement is neither an offer to purchase nor a solicitation of an offer to sell securities. The tender offer for the outstanding shares of MaxPoint common stock described in this press release has not yet commenced. At the time the planned offer is commenced an indirect wholly-owned subsidiary of Harland Clarke Holdings will file a tender offer statement on Schedule TO with the SEC and MaxPoint will file a solicitation/recommendation statement on Schedule 14D-9 with respect to the planned offer. THE TENDER OFFER STATEMENT (INCLUDING AN OFFER TO PURCHASE, A RELATED LETTER OF TRANSMITTAL AND OTHER OFFER DOCUMENTS) AND THE SOLICITATION/RECOMMENDATION STATEMENT, AS WELL AS ANY AMENDMENTS OR SUPPLEMENTS TO THESE DOCUMENTS, WILL CONTAIN IMPORTANT INFORMATION THAT SHOULD BE READ CAREFULLY BEFORE ANY DECISION IS MADE WITH RESPECT TO THE TENDER OFFER. Those materials will be made available to MaxPoint security holders for free. In addition, all of those materials (and all other offer documents filed with the SEC) will be available at no charge on the SEC’s website: www.sec.gov.